Healthcare Management Consulting • Project Development • Ventures

October 30, 2003

Mr. John T. Casey
President and CEO
MedCath Corporation
10720 Sikes Place, Suite 300
Charlotte, NC 28277

Dear John:

In our phone conversation yesterday (October 29), you requested that SSB develop a proposal to work with you and your senior management team in a series of strategic planning sessions over the next 6-8 weeks. The purpose of these planning sessions would be to help you and your team refine the vision for MedCath and develop a robust strategic direction that propels the Company forward while adding value for MedCath shareholders. Key to this strategic direction will be prioritization of:

1.	The current asset portfolio (i.e., maintenance/enhancement/divestiture); and

2.	Near-term product-service opportunities viewed through the prism of capital requirements, cycle time to revenue and magnitude of return.

Context

MedCath financial performance over the past year has lagged Wall Street’s and the Board’s expectations. Several months ago, the Board decided to make a change in management. You were appointed CEO, and you brought in a new COO, Charlie Slaton. While the new management team has been in place for less than two months, your team has already initiated the analytical process to refine the vision and determine strategic direction. It is your intent to complete and be in position to communicate the new vision within two to three months.

Chairman: Jacque J. Sokolov, MD
14811 N. Kierland Blvd, Ste 500, Scottsdale, AZ 85254
Tel: 480-707-4521 - JJSPSO@aol.com

President: Mike Treacy	Managing Consultant: Chris Schaefer	Managing Consultant: Ted Schwab	Sr. Admin Consultant: Martha Valverde
1287 Tressler Drive	8006 North Bridge Way	16 A - Dudley Avenue	15 Venezia
Fort Washington, PA 19034	Maumee, Ohio 43537	Venice, California 90291	Newport Coast, CA
Tel: 215-542-2412	Tel: 419-865-1948	Tel: 310-401-0068	Tel: 562-595-9595 Ext: 8
miketreacy@att.net	adbeckcons@worldnet.att.net	tjschwab@earthlink.net	hcca@pacbell.net

MedCath Engagement Letter
October 30, 2003

For nearly a year, the Company’s business model has been threatened by potential legislative changes that would outlaw or severely curtail physician ownership of specialty hospitals. Congressional conference committee negotiations have been underway for months, and the uncertainty surrounding the outcome of this issue has clouded the Company’s business as well as your team’s planning. Fortunately, it appears that the issue will be resolved soon, and that there will still be viable options for physician partnerships.

To support your business planning, you and your management team held a planning retreat last week at The Greenbrier Resort. SSB had the opportunity to meet with you and the team for half a day on Friday morning to discuss issues, challenges and opportunities. The exchanges and interactions that occurred in that meeting were productive and useful, and form the basis for potential further interactive planning discussions between SSB and MedCath.

In our meeting with you, we learned that MedCath is nearing completion of a major expansion (five new hospitals), and is currently constrained in terms of capital available for new investments.

We also learned that the Company is at a cross-roads decision point relative to several key issues, including:

1.	What to do with each component in the current asset portfolio (i.e., maintenance vs. enhancement vs. divestiture).

2.	Prioritization of capital and cash flow relative to short-term, high-impact investment opportunities, characterized by a desire to:

•	Reduce capital requirements;

•	Shorten cycle time to revenue; and

•	Increase magnitude of return.

The Company faces many opportunities for growth and expansion. The challenge will be to assess them accurately and make critical prioritization decisions that propel the Company forward within resource and timing constraints, as indicated above. The opportunities mentioned so far are include these:

•	Implementing the current business model in new markets;

•	Acquiring existing facilities (and modifying them) in lieu of developing new facilities;

•	Partnering with select non-profit hospitals in the co-development of new heart hospitals or CV service line expansion;

•	Expanding the service line offerings of current and future business units;

•	Expansion into peripheral vascular disease treatment and management in appropriate settings;

•	Placement of diagnostic CV-MRI capabilities in appropriate facilities.

MedCath Engagement Letter
October 30, 2003

Finally, as we discussed at length at The Greenbrier, the Company faces increasing competition from hospitals and hospital systems who recognize the need to fight more aggressively to protect established cardiovascular (and other specialty) service lines. MedCath has a strong and proven business model, but the competitive environment will be intensifying. An important question for the Company is to determine what will differentiate MedCath from its competitors—for physicians, patients and families.

Proposal for SSB Consulting Engagement

Areas Where SSB Can Be of Greatest Assistance

In our discussions with you, you indicated that the areas where SSB could be of greatest assistance to MedCath are the following:

•	Serving as an independent, outside, objective sounding board to review and critique plans and decisions being made by your team.

•	Organizing a “catalyst” planning experience that will enable you and your team to reach key decisions in the next 6-8 weeks regarding refinement of the Company’s vision, determination of strategic direction, and prioritization of investment and growth opportunities, which in combination will lay the foundation for actions that will boost the Company’s financial performance.

Series of Planning Sessions

To meet your needs, we are proposing a series of four planning sessions with you and your management team, starting next week. Each session will be a day to a day and a half long. The first two sessions have been tentatively scheduled; precise dates still need to be set for the third and fourth sessions. Hence, the proposed schedule would be as follows:

Session 1	November 4-5
Session 2	November 17-18
Session 3	Early December
Session 4	Mid-December

Deliverables

The goal for this planning process is for you and your management team to have in place by the Christmas holidays the following items:

•	A compelling vision and strategic direction for the Company’s future;

•	An evaluation and prioritization of the Company’s strategic investment opportunities;

•	A plan for differentiating MedCath in the market; and

•	A game plan for moving forward.

MedCath Engagement Letter
October 30, 2003

SSB Activities, Role and Responsibilities

For each planning session, SSB will do the following:

•	Work with you to determine the focal points and Agenda;

•	Review background material as provided by you and your team;

•	Engage in our own internal brainstorming sessions—involving all four senior members of the SSB team—in preparation for the meeting with you and your team;

•	Attend and facilitate the planning sessions in Charlotte (both myself and Mike Treacy will attend the meetings in person; to hold down expenses, Chris Schaefer and Ted Schwab will participate by speakerphone when appropriate and available);

•	Record and prepare a written summary of the results of the meeting;

•	Lead the planning effort for the subsequent planning session.

SSB Qualifications

We believe SSB is uniquely qualified to assist MedCath Hospital with strategic planning. SSB has a wealth of experience helping organizations with sophisticated cardiovascular and other specialty service line strategies. SSB’s specific project experience services is described on our website at www.ssbsolutions.com. SSB is a highly-specialized firm of senior health care experts who bring creative solutions to a variety of healthcare organizations facing particularly challenging issues. Organizations turn to SSB at times of peril or stress, when ordinary solutions aren’t working, or when there is a need for imagination, creativity and leadership. SSB’s team is known for delivering creative, unexpected, visionary solutions that are implementable.

The firm is headed by me. I have an extensive clinical background (in cardiology) and am a seasoned healthcare executive, experienced consultant and advisor, and nationally-recognized speaker and commentator. Supplementing me at SSB is a core team of talented senior health care experts, plus a hand-picked network of experts in a variety of key healthcare niche fields.

SSB offers its clients and venture partners the following advantages:

•	High-impact, rapid deployment team of executives and consultants;

•	Vision and creativity;

•	A unique perspective;

•	Leadership;

•	Credibility and rapport with key constituencies, including physicians, board members, and investors;

•	An extensive network of contacts in all facets of healthcare; and

•	Exceptional professionalism and integrity.

MedCath Engagement Letter
October 30, 2003

SSB Consulting Team

The SSB consulting team that will work with you and your team at MedCath is well-suited to this assignment. The team members are listed below, and bios for them are set forth on our website at www.ssbsolutions.com.

Consulting Team Members

Jacque J. Sokolov, MD	Overall project leader; lead consultant
Michael E. Treacy, JD	Project manager; senior consultant
Christopher A. Schaefer	Senior consultant
Ted J. Schwab	Senior consultant

Project Budget

SSB is proposing a flat fee of $12,500 per planning session, plus expenses.

SSB will submit an invoice for our services, including expenses, immediately following each planning session. If, for any reason, you have questions about our billings, please contact us at the earliest possible time after receipt of our statement. Accordingly, if we do not hear from you shortly after your receipt of our statement, we will assume there are no questions.

Our normal expense policies are as follows. Travel expenses are billed at cost, including airfare (coach), auto rental and other transportation (taxi, etc.). Mileage for driving personal cars is charged at the IRS allowable rate. All invoices will also include a standard charge equal to 2.5% of fees for miscellaneous costs expended on our client’s behalf, such as facsimile transmissions, overnight express, photocopies, on-line research, and long-distance and mobile telephone usage. Experience has shown this to be the most fair and practical way of recognizing expenses of this type.

There will be no charge for “travel-time” in connection with this engagement.

For the Las Vegas presentation on November 15, we will bill you for expenses only.

Closing

If you agree to the terms of this Letter of Engagement, please sign both enclosed copies and return one to me as soon as possible.

MedCath Engagement Letter
October 30, 2003

On behalf of SSB, let me thank you for this opportunity to work with MedCath. We are looking forward to getting started with you on November 4-5, and to working with you and your team on this important and challenging assignment.

Sincerely,

SOKOLOV, SOKOLOV, BURGESS

By: Jacque J. Sokolov, MD
Chairman

The undersigned agrees to the engagement of Sokolov, Sokolov, Burgess according to the terms described in this Engagement Letter.

     MEDCATH CORPORATION

By:		Date:
John T. Casey
President and CEO